CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 21, 2016, relating to the financial statements and financial highlights which appears in the September 30, 2016 Annual Report to Shareholders of AMG SouthernSun Small Cap Fund, AMG SouthernSun U.S. Equity Fund, and AMG SouthernSun Global Opportunities Fund, three of the series constituting AMG Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm,” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
January 27, 2017